Exhibit 1.1

JOINT FILING AGREEMENT

We, the signatories of Amendment No. 3 (the “Amendment No. 3”) to the Schedule 13D to which this Agreement is attached, hereby agree that, in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the Amendment No. 3 and any further amendments to such Schedule 13D filed by any of us will be filed on behalf of each of us.

Dated: March 6, 2009

By:	/s/ Matthew T. Moroun
Matthew T. Moroun

By:	/s/ Hal M. Briand
Hal M. Briand